EXHIBIT 99.1

     CHINA DIRECT REPORTS RECORD MONTHLY SALES OF $950,000 FOR FEBRUARY 2006

                   Month Over Month Sales Increase 50 Percent

COOPER CITY, FL--(MARKET WIRE)--Mar 8, 2006 -- China Direct Trading Corp. (OTC BB:CHDT.OB - News) (CHDT) announced today record monthly gross revenues of $950,000 for February 2006, as compared to gross revenues of $688,000 in January 2006, a sequential increase of 50 percent month over month.

ADVERTISEMENT. The sale of power generators by Complete Power Solutions (CPS), a subsidiary of CHDT, accounted for $910,000 of the sales for February. The February 2006 gross revenue figure is a 1260% increase over total gross revenues of $53,000 for all CHDT operations for the entire month of February 2005.

"Building supplies and backup power are the engines that are driving our growth now and will power our company for the next three years," stated Howard Ullman, President and CEO of China Direct. "With initial February results in, we are pleased to report that we have achieved positive cash flow. Momentum and interest in our new product lines continues to build and we are adding sales and support staff on a weekly basis to meet customer demand."

CPS is a  Full-Service  Authorized  Guardian  Dealer  and  Exclusive  Home Depot
Supplier in Broward and Palm Beach areas providing residents and commercial establishments within the State of Florida with Automatic Standby Generators. The company offers a turnkey power solution from sales, permitting, delivery, installation, maintenance and service of generators including the fuel tanks. They also sell a Pre-Engineered proprietary concrete installation pad designed to reduce Noise and to Minimize Vibration (STC Rating of 48) and it is 1/3 the weight of normal concrete. All products can be seen at www.completepower247.com

China Direct Trading Corp. (www.chinadirecttradingco.com) is a holding company creating vertical subsidiaries that involve trade between the US and China. One subsidiary, Souvenir Direct Inc. (SDI), is engaged in product development, manufacturing, distribution, logistics, and product placement into mass retail of souvenir and gift items in 29 countries. Overseas Building Supply (OBS) is engaged in manufacturing, distribution, and logistics of building materials including but not limited to generators, roof tiles, interior doors, and insulation materials. CPS is a majority-owned subsidiary engaged in a turnkey solution for standby power generation.

FORWARD-LOOKING STATEMENTS: This press release, including the financial information that follows, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding perceived market or customer demand, product development, product potential or financial performance. Statements about perceived consumer interest are based on the number of inquiries and orders for products received by CHDT or its subsidiaries as compared to earlier periods and are not based on any independent analysis or third party verification of such interest. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. CHDT undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release and risks associated with any investment in CHDT, which is a "penny stock" company, should be evaluated together with the many uncertainties that affect CHDT's business, particularly those mentioned in the cautionary statements in current and future CHDT's SEC Filings, which statements CHDT incorporates by reference herein.


CONTACT:

Contact:
Howard Ullman
954-252-3440